Exhibit 5.1

Writer’s Direct Dial: +1 212 225 2494
E-Mail: sflow@cgsh.com

December 8, 2016

American Tower Corporation
116 Huntington Avenue
Boston, Massachusetts 02116

Ladies and Gentlemen:

We have acted as special counsel to American Tower Corporation, a Delaware corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-211829), as amended as of its most recent effective date (December 5, 2016), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, but excluding the documents incorporated by reference therein, the “Registration Statement”), and the prospectus, dated June 3, 2016 (the “Base Prospectus”), as supplemented by the prospectus supplement thereto, dated December 5, 2016 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), of up to 1,171,187 shares of the Company’s common stock, par value $0.01 per share (the “Securities”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	an executed copy of the Lease and Sublease by and among American Towers LLC, the Company, ALLTEL Communications, LLC and the
other parties thereto, dated as of April 2, 2001, as amended from time to time; and

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

American Tower Corporation, p. 2

(d)
copies of the Company’s Restated Certificate of Incorporation and Amended and Restated By‑Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are fully paid and nonassessable.
Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (y) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.
The foregoing opinion is limited to the General Corporation Law of the State of Delaware.
We hereby consent to the use of our name in the Prospectus Supplement under the heading “Legal Matters” and in the Base Prospectus under the heading “Validity of the Securities,” as counsel for the Company that has passed on the validity of the Securities, and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated December 8, 2016, which is incorporated by reference in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

American Tower Corporation, p. 3

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By: /s/ Sandra L. Flow
Sandra L. Flow, a Partner